Exhibit 10.2

FIRST AMENDMENT TO LEASE

This First Amendment To Lease (“First Amendment”) is made effective and entered into as of August 26, 2015, by and between Diamond Marina LLC, a California limited liability company, and Diamond Marina II LLC, a California limited liability company (collectively “Landlord”), and Aimmune Therapeutics, Inc., a Delaware corporation, formerly known as Allergen Research Corporation, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are parties to that certain Lease Agreement (“Lease”) dated February 23, 2015, pursuant to which Landlord leases to Tenant and Tenant leases from Landlord a portion of the Third Floor, which contains approximately 11,665 net rentable square feet (“Third Floor Premises”), at 8000 Marina Boulevard, Brisbane, California, 94005 (“Building”).  Capitalized terms used but not defined herein shall have the meanings given in the Lease.

B.Landlord desires to lease to Tenant and Tenant desires to lease from Landlord the Second Floor of the Building, which contains approximately 26,355 net rentable square feet and is shown in the floor plan attached hereto as Exhibit A (“Second Floor Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Commencement.  The Lease of the Second Floor Premises shall commence upon Landlord’s substantial completion of the Tenant Improvement Work (defined in Section 2 below) and delivery of the Premises to Tenant (which date must be a Business Day), in accordance with Section 3 of the Lease and other such applicable terms of the Lease (“Second Floor Commencement Date”).

2.Delivery and Tenant Improvement Work.  Landlord shall deliver the Second Floor Premises to Tenant with existing improvements in its “as-is” condition and Landlord shall have no other obligation to improve the Premises, with the sole exception of the “Tenant Improvement Work” which shall be performed by Landlord at Landlord’s expense pursuant to the terms of the “Work Letter” attached hereto as Exhibit B.  Following delivery, the term “Premises” may reflect both the Second Floor Premises and the Third Floor Premises combined.

3.Term.  The Term shall be Seventy-Two (72) Months, commencing upon the Second Floor Commencement Date.  The Term of the Third Floor Premises shall also be extended to be coterminous, so that Tenant’s Lease of the Second Floor Premises and the Third Floor Premises shall expire on that date which is Seventy-Two (72) Months after the Second Floor Commencement Date (“Lease Expiration Date”).

4.Monthly Base Rent for Second Floor Premises.  The monthly Base Rent for the Second Floor Premises shall be as follows:

Period	Monthly Base Rent Rate	Monthly Base Rent
Months 1 – 12	$3.45	$90,925
Months 13 – 24	$3.55	$93,653
Months 25 – 36	$3.66	$96,462
Months 37 – 48	$3.77	$99,356
Months 49 – 60	$3.88	$102,337
Months 61 – 72	$4.00	$105,407

Upon execution of this First Amendment, Tenant shall deliver to Landlord prepaid monthly Base Rent for the Second Floor Premises in the amount of $90,925.

Tenant’s monthly Base Rent during Months 1 – 3 shall be 100% Abated.  Tenant’s monthly Base Rent during Months 4 – 9 shall be 50% Abated.

5.Monthly Base Rent for Third Floor Premises.  The monthly Base Rent for the Third Floor Premises shall remain as stated in the Lease through July 31, 2019.  Effective August 1, 2019, the monthly Base Rent for the Third Floor Premises shall be as follows:

Period	Monthly Base Rent Rate	Monthly Base Rent
Aug 2019 – Month 48	$3.77	$43,977
Months 49 – 60	$3.88	$45,296
Months 61 – 72	$4.00	$46,655

6.Security Deposit.  The Security Deposit shall be increased from $85,388 to $304,124.  Upon execution of this First Amendment, Tenant shall deliver to Landlord the additional Security Deposit due in the amount of $218,736.

7.Parking, Pro Rata Share, and Base Year.  Upon the Second Floor Commencement Date, the proportionate terms for Parking (to be 124 spaces) and Tenant’s Pro Rata Share (to be 18.9%) shall be increased accordingly based on the additional square footage leased.  The Base Year for the Second Floor Premises shall be Calendar Year 2016.

8.Right of First Offer.  Upon execution of this First Amendment, and pursuant to the terms and conditions attached hereto as Exhibit C, Tenant shall have an on-going Right of First Offer (“ROFO”) with respect to i) the balance of the Third Floor of the Building and ii) the Fourth Floor of the Building (each a “ROFO Premises”).

9.No Further Amendment.  The Lease, as modified by this First Amendment, shall remain in full force and effect.

10.Confirmation of Lease.  Tenant hereby represents and warrants to Landlord that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified except pursuant to this First Amendment; (b) Tenant has not subleased or assigned any of its right, title and interest in and to the Lease and has full power and authority to enter into and perform its obligations hereunder; (c) to the best of Tenant’s knowledge, there are no defaults on the part of Landlord existing under the Lease; (d) to the best of Tenant’s knowledge, there exists no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease; (e) this First Amendment has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant; and (f) there are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy or insolvency laws of the United States or any state thereof.

11.Voluntary Agreement.  The parties have read this First Amendment, and on the advice of counsel they have freely and voluntarily entered into this First Amendment.

12.Representation by Counsel.  Each party acknowledges that it has been represented by independent legal counsel of its own choice in connection with the execution of this First Amendment and has had an adequate opportunity to investigate the subject matter of this First Amendment before executing this First Amendment.

13.Brokerage.  Landlord and Tenant each warrant to the other that it has not had dealings with any other finder, broker, or agent in connection with this First Amendment, other than CBRE (Todd Graves) representing Tenant and Newmark Cornish & Carey (Craig Kalinowski) representing Landlord, who shall both be paid by Landlord pursuant to their separate agreement.  Each party shall indemnify, defend and hold harmless the other party from and against any and all costs, expenses or liability for commissions or other compensation or charges claimed by any other finder, broker, or agent based on dealings with the indemnifying party with respect to this First Amendment.

14.General Provisions.  This First Amendment shall bind and inure to the benefit of the parties and their respective successors and assigns.  This First Amendment shall be governed, and construed in accordance with, the laws of the State of California without regard to or application of the principles of conflict of laws.  This First Amendment together with the Lease constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof.

15.Counterparts.  This First Amendment may be signed in two or more counterparts.  When at least one such counterpart has been signed by each party, this First Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

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In Witness Whereof, the parties have executed this First Amendment to Lease as of the date first set forth above.

TENANT:		LANDLORD:

Aimmune Therapeutics, Inc.		Diamond Marina LLC
a Delaware corporation		a California limited liability company

By:	/s/ Warren L. DeSouza	By:	/s/ Stephen Diamond

Name:	Warren DeSouza	Name:	Stephen Diamond

Title:	Chief Financial Officer	Title:	Manager

Date:	August 26, 2015	Date:	August 27, 20105

Diamond Marina II LLC
a California limited liability company

		By:	/s/ Andrew Diamond

		Name:	Andrew Diamond

		Title:	Manager

		Date:	August 27, 2015

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EXHIBIT A

FLOOR PLAN OF SECOND FLOOR PREMISES

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EXHIBIT B

WORK LETTER FOR TENANT IMPROVEMENTS

Tenant Improvement Work.  Landlord at Landlord’s expense shall deliver the Second Floor Premises to Tenant having completed the following “Tenant Improvement Work” at its sole cost and expense:

1)

Consistent with the “Reconfigured Floor Plan” attached hereto as Exhibit B-1, Landlord shall construct new interior improvements consisting of new offices, conference rooms, break room, and reception area.

2)

With the construction of new walls, Landlord shall also perform related as-needed modifications to the lighting fixture and switch layout, HVAC System distribution, and Fire Life Safety & Sprinkler distribution.

3)

Electrical: there shall be at least 2 electric outlets per office, j-boxes for Tenant’s workstations, and miscellaneous electric outlets for Tenant’s printers, appliances, board room AV equipment, network equipment, and other typical standard office needs.

4)	The new rooms shall be constructed with full-height doors, frames, and glass sidelights, consistent with the finishes for the pre-existing offices.
5)	All new building standard carpet tiles shall be installed throughout the office area. The flooring in the reception area and break room shall be polished concrete.
6)	All new paint. Walls shall primarily be painted white, with accent colors for selected walls.
7)	The existing ceiling lighting, grid and tiles shall remain, with the cleaning, repair, or replacement of any damaged or stained ceiling tiles so that the ceiling grid looks in good condition.
8)	The existing exterior window blinds shall remain, with the cleaning, repair, or replacement of any damaged or stained window blinds so that the window blinds look in good condition.
9)

The Break Room shall be redesigned with new cabinetry, sink with garbage disposal, two dishwashers, and electrical to accommodate Tenant’s appliances.  The flooring in the Break Room shall be polished concrete.

Tenant’s Construction Contact. Tenant’s Construction Contact, who shall be empowered by Tenant to make decisions and respond to questions raised by Landlord during the construction of Tenant Improvement Work, shall be: Howard Raff, HRaff@allergenresearch.com.

Special Conditions.  All of Landlord’s work shall be performed in a good and workmanlike manner, using materials of good quality and in accordance with law.  Landlord shall bear responsibility to construct all improvements consistent with any applicable building codes and laws.  Tenant agrees that Landlord has the right to modify the Tenant Improvement Work as required by law.  Tenant agrees to promptly respond to any inquiry or question of Landlord for the construction of these improvements.  Following Delivery of the Premises, Landlord shall have no further responsibility to perform improvements to the Premises, subject to a Punch List of minor items to be completed following Delivery and otherwise subject to the terms of the Lease; except, if required by written notice from governmental jurisdiction, Landlord shall be responsible to perform ADA, Title 24, or other code compliance work for the Second Floor Premises as delivered.

Exclusions.  For avoidance of doubt, the following is excluded from the Landlord’s Tenant Improvement Work: furniture, fixtures, equipment, network cabling, TV cabling and service, AV systems, office signage, specialty finishes, cabinetry (excluding new Break Room cabinetry), special power systems, security systems, break room appliances (excluding dishwashers and garbage disposal), moving & relocation, server room set-up, or any other items not included above.

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EXHIBIT B-1

RECONFIGURED FLOOR PLAN

(E)OFFICE
(E)CONFERENCE
(E)MEN
(E)WOMEN
(E) IT RM
OPEN OFFICE
COPY AREA
(E)BREAK ROOM
VESTIBULE
(E)CONF
(E)STORAGE
SHOWER

OFFICES:
- Exec. Offices - 2
- Med. Offices - 27

WORKSTATIONS:
- Medium (6x8) - 58

CONF. ROOMS:
- Medium - 4
- Large - 2

OTHER AREAS:
- Break Room - 1
- Network Room - 1
- Store Room - 1

8000 MARINA BLVD
Brisbane, CA

Preliminary Plan

2nd Floor

DGA planning | architecture | interiors

DRAWING TITLE: FLOOR PLAN
SCALE: 1/16"=1'-0"
PROJECT NO.: 10071-7
DATE: 08.14.15

Sheet 1

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EXHIBIT C

RIGHT OF FIRST OFFER TERMS

Tenant’s Right of First Offer (“ROFO”) is based on and subject to the following conditions:

(a)The ROFO shall be subject to the existing rights of any Tenants leasing the ROFO Premises as of the date hereof.   The ROFO shall not limit Landlord’s ability to extend or renew the leases of those tenants now or at any time in the future in possession of any ROFO Premises.

(b)The ROFO Premises will be incorporated into the Leased Premises except that (a) the economic terms for the ROFO Premises shall be as set forth in the ROFO Notice or as otherwise agreed in writing by the parties, (b) the Lease Term shall be a minimum of five (5) years, (c) Tenant’s Pro Rata Share shall be increased to reflect the addition of the ROFO Premises, and (d) the number of parking spaces shall be adjusted to reflect the addition of the ROFO Premises.  Unless specified otherwise in the ROFO Notice, the ROFO Premises shall be leased on an “as-is” basis, and Landlord shall have no obligation to improve the ROFO Premises or grant Tenant any improvement allowance for the ROFO Premises unless Landlord intends to offer (or offers) any such concessions in the ROFO Notice.

(c)The ROFO Premises must be accepted by and leased to Tenant in its entirety.

(d)Anything herein to the contrary notwithstanding, Tenant shall have no rights with respect to the ROFO Premises if:

(i)an Event of Default exists and is continuing, either on the date Landlord delivers the ROFO Notice to Tenant or when the ROFO Premises are to be incorporated into this Lease;

(ii)Tenant has assigned or sublet any portion of the Premises (other than pursuant to a Permitted Transfer) as of the date Landlord would otherwise deliver the ROFO Notice;

(iii)Tenant or a Permitted Transferee is not occupying the Premises on the date Landlord would otherwise deliver the ROFO Notice; or

(iv)the ROFO Premises is not intended for the exclusive use of Tenant or a Permitted Transferee.

Tenant’s sole rights as to the ROFO Premises shall be as follows:

(e)At all times during the Term of the Lease, and prior to offering the ROFO Premises for lease to any third party, Landlord shall deliver a written notice (the “ROFO Notice”) to Tenant setting forth the terms upon which Landlord proposes to lease all or a portion of any ROFO Premises defined in this First Amendment.

(f)Tenant shall have five (5) business days in which to accept the terms contained in the ROFO Notice or otherwise to reach agreement to incorporate such ROFO Premises into the Lease.  If Landlord and Tenant do not so reach agreement within such period and thereafter incorporate the applicable ROFO Premises into the Lease, Landlord shall be free to market the ROFO Premises to third parties; provided that Landlord shall not enter into an agreement to lease the ROFO Premises on terms that are materially more favorable to the third party than those set forth in the ROFO Notice without submitting such terms to Tenant in a new ROFO Notice.  For purposes hereof, the terms offered to a third party shall be deemed to be materially more favorable than those set forth in the ROFO Notice if there is more than a ten percent (10%) reduction in the effective cost per square foot of Rentable Area, considering all of the applicable economic terms, including, without limitation, the length of term, the net rent, and any expense or other financial escalation, or other material modification of the size or condition of the ROFO Premises being offered and/or any concessions offered in connection with such space.  If the terms agreed to with a third party are materially more favorable than those set forth in the ROFO Notice, then Landlord shall so inform Tenant with a new ROFO Notice and Tenant shall have the right, for a period of ten (10) business days, to accept such terms in writing and thereafter promptly to enter into an amendment of the Lease incorporating the ROFO Premises, subject to subsection (b) above.  In the event Landlord and Tenant do not enter into such amendment within the period specified, Landlord shall be free to enter into a lease with a third party on terms not materially more favorable to the third party than those offered to Tenant.

(g)If Landlord fails to enter into a lease agreement with a third party with respect to the ROFO Premises within six (6) months after the date of the ROFO Notice, Tenant’s ROFO rights shall be reinstated, and Landlord shall again be obligated to comply with the provisions of this Section.

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